August 7, 2007
VIA EDGAR
Mail Stop 4-6
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Attn:	Mark Kronforst
David Edgar

Re:	Business Objects S.A.
Form 10-K for the Fiscal Year ended December 31, 2006
Filed March 1, 2007
Form 10-Q for the Quarter Ended March 31, 2007
Filed May 10, 2007
File No. 000-24720
Dear Mr. Kronforst:
     Reference is made to comments from the staff of the Securities and Exchange Commission (the “Staff”) by letter dated July 20, 2007 relating to Business Objects S.A.’s Form 10-K for the fiscal year ended December 31, 2006 and Form 10-Q for the quarter ended March 31, 2007. Business Objects hereby informs the Staff that Business Objects intends to respond to such comments on or before August 21, 2007.
     Please direct any questions to me at 408-953-6075. Thank you for your assistance.

Sincerely,
/s/ David Kennedy

David Kennedy

cc:	James R. Tolonen, Business Objects S.A.
Wendy A. Boufford, Business Objects S.A.
Julia Reigel, Wilson Sonsini Goodrich & Rosati